Exhibit 99.1

Flux Power Lithium-Ion Industrial Battery Sales Rose 71% to $181,000,

Enabled by Ramping Production and Customer Demand

Vista, CA – February 14, 2017 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for industrial applications including electric forklifts and airport ground service equipment, today announced financial results for its fiscal 2017 second quarter (Q2 ‘17) and six months ended December 31, 2016. In lieu of a conference call, Flux will take and respond to investor questions in an online Q&A, details below.

Flux will be participating in the following upcoming events:

§

Flux Power Open House: Investors, prospective partners, customers, vendors and the general public are invited to come to Flux’s Vista, CA facility Thursday, February 16 from 3 – 6 pm PST. Flux welcomes anyone with an interest in the benefits of lithium batteries as a source of power for industrial vehicles to come by. An RSVP to flux@catalyst-ir.com is appreciated but not required.

§	ProMat 2017: Flux will also show its product lines at the largest North American supply chain expo, being held in Chicago, Monday, April 3 – Thursday, April 6 in booth # S3460.

Financial Results:

Q2 ‘17 revenues rose 71% to $181,000 compared to $106,000 in Q2 ‘16, principally reflecting ramping sales of its UL 2271 Listed lithium-ion LiFT Pack batteries. The Q2 ‘17 increase reflected a 61% increase in LiFT Pack unit sales as well as a modest price increase to reflect a range of design enhancements implemented in the current units. Q2 ‘17 marks the second quarter of revenue growth in excess of 70% when compared to the previous year’s period.

Q2 ‘17 cost of sales increased 54% to $311,000 compared to $202,000 in Q2 ‘16, reflecting higher unit sales. Starting in October 2016, Flux commenced transitioning the production of key components to lower cost vendors. This strategic sourcing initiative is expected to significantly decrease the average per unit cost of the LiFT Pack and advance Flux’s LiFT Pack production towards a positive gross profit position. Flux believes it has a clear roadmap for design, production and procurement initiatives to further improve margins over the next twelve months.

Selling and administrative expenses increased 8% to $653,000 in Q2 ‘17 from $605,000 in Q2 ‘16. This minimal increase resulted from expanded sales, marketing and wage expenses required to support the LiFT Pack commercial rollout, offset by a reduction in external engineers and consultants. Research & development expenses declined 53% to $219,000 in Q2 ‘17, compared to $469,000 in Q2 ‘16 due primarily to the completion of our initial UL certification process in January 2016. Flux’s Q2 ‘17 net loss decreased to $1.0M from $1.2M in Q2 ‘16, reflecting the impact of increased LiFT Pack sales and the effect of our improved outsourcing initiative.

CEO Comments:

CEO, Ron Dutt, commented, “Interest in our UL listed LiFT Packs continues to build in scope, excitement and customer deployments. For example, recent sales were made to a global food and snack producer that relies on our LiFT Packs to power multi-shift operations at several of its distribution centers across America. We expect ongoing orders from this customer as they gain further experience with the benefits of ‘Flux power.’ Additionally, our solutions are being piloted by several other large enterprise customers with large forklift fleets. We are focusing our sales efforts on the most promising distributors, equipment dealers, and large-scale end users in order to best leverage our resources.

“We are also working very closely with forklift OEMs in an effort to position our LiFT Packs as an option for new equipment. These dialogues have reinforced our plans to expand into the Class I and II lift equipment market. This spring Flux plans to deliver a Class I LiFT Pack prototype to an OEM that has shown strong interest in what we are doing and specifically asked us to scale up our solutions for larger vehicles.”

Flux Investor Q&A:

In place of past modest conference call participation, Flux is focusing its resources on a more direct and focused investor Q&A process:

●	Submit questions via email to flux@catalyst-ir.com or call Chris Eddy at our investor relations firm 212 924 9800.
●	Flux will post questions and answers on its Flux blog along with social media links through its @FluxPowerIR Twitter account, referenced to $FLUX.

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system (BMS) and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

Flux Blog:     Flux Power Currents

Facebook:     FLUXPower

Twitter      Company: @FLUXpwr Investor Relations: @FluxPowerIR

LinkedIn     Flux Power

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, Company can give no assurance that such statements will prove to be correct, and that the Company’s actual results of ☒operations, financial condition and performance will not differ materially from the ☒results of operations, financial condition and performance reflected or implied by these forward-☒looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:

Catalyst Global LLC

Chris Eddy

212-924-9800

flux@catalyst-ir.com